EXHIBIT 10.15

NCO GROUP DEFERRED COMPENSATION PLAN

(Amended and Restated as of January 1, 2009)

i

ARTICLE I

PURPOSE AND STATUS OF PLAN

1.1                               Purpose of the Plan.  NCO Financial Systems, Inc. (“Lead Employer”) previously established the NCO Group Deferred Compensation Plan (“Plan”) in order to provide the opportunity to certain of its management or highly compensated employees (and certain of the management or highly compensated employees of affiliated employers that also adopt this Plan with the consent of the Lead Employer, if any) to defer designated portions of their Regular Compensation and/or Performance Based Compensation and to receive additional amounts of deferred compensation in the form of Matching Credits, as described herein.  The Lead Employer hereby amends and restates this Plan effective as of January 1, 2009.

1.2                               ERISA Status of the Plan.  This Plan is intended to be a plan which is “unfunded and is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees,” within the meaning of sections 201(2), 301(a)(3), and 401(a)(1) of ERISA, and shall be interpreted and administered at all times in a manner consistent with that intent.

ARTICLE II

DEFINITIONS

Wherever used herein, the following terms have the meanings set forth below, unless a different meaning is clearly required by the context:

2.1                               “Account” means, for each Participant with regard to a Participating Employer, a bookkeeping account maintained by the Plan Administrator to record the payment obligations of that Participating Employer to the Participant attributable to Employee Deferrals and Matching Credits and the notional investment experience thereon.  The Plan Administrator shall maintain an Account to record the total obligation to a Participant and component subaccounts to reflect amounts payable at different times and in different forms, as applicable.  For example, an Account shall include subaccounts which reflect the Employee Deferrals and Matching Credits with respect to each Plan Year (“Plan Year Subaccounts”) to which shall apply the form of benefit affirmatively elected or elected by default, as applicable.

2.2                               “Adopting Employer” means an entity that, with the written consent of the Lead Employer, has adopted this Plan for the benefit of its Eligible Employees.  An Adopting Employer may withdraw from this Plan with the consent of the Lead Employer.

2.3                               “Affiliate” means all persons with whom the Lead Employer would be considered a single employer under Code Section 414(b) (employees of controlled group of corporations), and all persons with whom such person would be considered a single employer under Code Section 414(c) (employees of partnerships, proprietorships, etc. under common control, provided that in applying Code Section 1563(a)(1), (2), and (3) for purposes of determining a controlled group of corporations under Code Section 414(b), the language “at least 50 percent” is used instead of “at least 80 percent” each place that it appears in Code Section 1563(a)(1), (2), and (3) and in applying Treas. Reg. Sec. 1.414(c)-2 for purposes of determining trades or businesses (whether or not incorporated) that are under common control for purposes of Code Section 414(c),  “at least 50 percent” is used instead of “at least 80 percent” each place that it appears in Treas. Reg. 1.414(c)-2.

2.4                               “Beneficiary” means the person or persons or the trust designated by a Participant to receive distribution of the then remaining Vested balance of the Participant’s Account upon the Participant’s death, or, if no effective beneficiary designation has been made or no designated Beneficiary survives the Participant, “Beneficiary” means the Participant’s estate.

2.5                               “Change in Control” means (a) the acquisition of the power to direct, or cause the direction of, the management and policies of the Lead Employer by a person (not previously possessing such power), acting alone or in conjunction with others,  whether through the ownership of stock, by contract or otherwise, (b) the acquisition, directly or indirectly, or the power to vote 35% or more of the outstanding stock by a person or persons (other than a person possessing such power on the date this Plan became effective or the Lead Employer or an employee benefit plan established and maintained by the Lead Employer), where, for purposes of this definition, customary agreements with or between underwriters and selling group members with respect to a bona fide public offering of stock shall be disregarded, (c) the approval by stockholders of the Lead Employer and consummation of a merger, consolidation or reorganization involving the Lead Employer, and as a result of such merger, consolidation or reorganization less than a majority or the combined voting power of the then outstanding securities of such corporation, person or entity immediately after such transaction are held in the aggregate by the holders of voting stock of the Lead Employer immediately prior to such transaction, (d) the Lead Employer sells or otherwise transfers all or substantially all of its assets to any other corporation, person or entity, and less than a majority of the combined voting power of the then outstanding securities of such corporation, person or entity immediately after such sale or transfer is held in the aggregate by the holders of voting stock of the Lead Employer immediately prior to such sale or transfer or (e) a complete liquidation or dissolution of the Lead Employer.  Notwithstanding the foregoing to the contrary, an event described within this definition of Change in Control shall not constitute a Change in Control unless that event also constitutes a “change in control” as defined in Treas. Reg. § 1.409A-3.

2.6                               “Code” means the Internal Revenue Code of 1986, as amended from time to time, and a reference to any section or subsection of the Code includes a reference to any comparable or succeeding provision of any legislation that amends, supplements, or supersedes such section or subsection.

2.7                               “Compensation” means wages within the meaning of Code Section 3401(a) and all other payments of compensation to an Employee by a Participating Employer (in the course of the Participating Employer’s trade or business) for which the Participating Employer is required to furnish the Employee a written statement pursuant to Code Sections 6041(d), 6051(a)(3), and 6052 and elective contributions that are made by the Participating Employer on behalf of an Employee that are not includible in gross income under: (a) Code Section 125 — cafeteria plan; (b) Code Section 132(f)(4) — transportation plan; or (c) Code Section 402(e)(3).  Compensation is determined without regard to any rules under Code Section 3401(a) that limit the remuneration included in wages based on the nature or location of the employment or the services performed (such as the exception for agricultural labor in Code Section 3401(a)(2)). Compensation shall not include the following items (even if included in gross income):  (a) fringe benefits (cash or noncash); (b) reimbursements or other expense allowances; (c) moving expenses; (d) deferred compensation; and (e) welfare benefits.  Compensation shall not include any compensation that has been previously deferred under this Plan or any other arrangement subject to Code Section 409A.

2.8                               “Deferral Agreement” means an agreement between a Participant and his or her Participating Employer in which the Participant agrees to defer a portion of his or her Regular Compensation and/or Performance Based Compensation in accordance with the provisions of this Plan and on which a Participant may also specify a form of payment applicable thereto other than the form of payment that applies absent a timely election to the contrary.  The Plan Administrator may permit different deferral amounts for Regular Compensation and/or Performance Based Compensation and may establish a minimum and maximum deferral amount for each such component.  The Plan Administrator may elect not to permit any deferral of Regular Compensation and/or Performance Based Compensation with respect to any Plan Year.  As indicated herein, a separate election shall be made with regard to amounts that constitute Regular Compensation and amounts that constitute Performance-Based Compensation.

2.9                               “Disability” means: (a) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months; or (b) having received income replacement benefits for a period of not less than three months, by reason of a physical or mental impairment described in (a), above, under an accident and health plan covering employees of the Participant’s employer.

2.10                        “Effective Date” means the date on which this Plan first became effective which was October 1, 2004.

2.11                        “Eligible Employee” means a member of a “select group of management or highly compensated employees” of a Participating Employer within the meaning of ERISA Sections 201(2), 301(a)(3) and 401(a)(1) who is designated by the Lead Employer as eligible to participate in this Plan from time to time in its sole discretion.

2.12                        “Employee” means a common-law employee of a Participating Employer.

2.13                        “Employee Deferral” means a credit to a Participant’s Account that records that portion of the Participant’s Regular Compensation and/or Performance Based Compensation that the Participant has elected to defer in accordance with the provisions of this Plan. Employee Deferrals shall be calculated with respect to the gross Regular Compensation and Performance Based Compensation otherwise payable to the Participant prior to any deduction or withholdings, but shall be reduced by the Plan Administrator as necessary so that it does not exceed 100% of the cash Regular Compensation and/or Performance Based Compensation of the Participant remaining after deduction of all required income and employment taxes, 401(k) and other employee benefit deductions, and other deductions required by law.  Changes to payroll withholdings that affect the amount of Regular Compensation and/or Performance Based Compensation being deferred to this Plan shall be allowed only to the extent permissible under Code Section 409A.

2.14                        “Employer” means, with respect to an Employee it employs, each Participating Employer and any Affiliate of such Participating Employer.

2.15                        “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and reference to any section or subsection of ERISA includes reference to any comparable or succeeding provision of any legislation that amends, supplements, or supersedes such section or subsection.

2.16                        “Lead Employer” means NCO Financial Systems, Inc.

2.17                        “Matching Credit” means an amount credited to a Participant’s Account by an Employer pursuant to Section 4.2 with regard to its Eligible Employee who participates in this Plan, contingent upon and measured by that Participant’s Employee Deferrals under Section 4.1.

2.18                        “Participant” means an Eligible Employee who is so determined and designated by the Lead Employer and has received notification of his or her “Participant” status under this Plan and any other individual with a balance in his or her Account that is greater than zero, regardless of whether such individual continues to be an Employee.  An individual shall cease being a Participant in this Plan upon the payment of all benefits under this Plan.

2.19                        “Participating Employer” means the Lead Employer or each Adopting Employer, as applicable.

2.20                        “Performance-Based Compensation” means Compensation in which the amount of, or entitlement to, the Compensation is contingent on the satisfaction of pre-established organizational or individual performance criteria relating to a performance period of at least twelve (12) consecutive months corresponding to the calendar year.  Organizational or individual performance criteria are considered pre-established if established in writing by not later than ninety (90) days after the commencement of the period of service to which the criteria relates, provided that the outcome is substantially uncertain at the time the criteria are established.  The determination of whether Compensation constitutes “Performance-Based Compensation” shall be made in accordance with Treas. Reg. Section 1.409A-1(e) and applicable guidance.

2.21                        “Plan” means the NCO Group Deferred Compensation Plan, as amended.

2.22                        “Plan Administrator” means the Lead Employer or the individual, committee or entity otherwise designated by the Lead Employer to administer this Plan who shall serve at the pleasure of the Lead Employer, without compensation, unless otherwise determined by the Lead Employer. If at any time a vacancy occurs in the position of Plan Administrator, the Lead Employer shall be the Plan Administrator until a successor is designated.

2.23                        “Plan Year” means the 12-month period beginning on January 1 and ending on December 31.

2.24                        “Regular Compensation” means Compensation other than Compensation that is Performance Based Compensation.

2.25                        “Separation from Service” means a separation from service with the Employer as a result of death, retirement or other termination of employment with the Employer.  A termination of employment occurs if the Employer and the Participant reasonably anticipate that no further services would be performed after a certain date or that the level of bona fide services the Participant would perform after such date (whether as an employee or an independent contractor) would permanently decrease to no more than twenty (20) percent of the average level of bona fide services performed (whether as an employee or independent contractor) over the immediately preceding 36-month period (or the full period of services to the Employer if the Participant has been providing services to the Employer less than 36 months).  The employment relationship is treated as being intact while the Participant is on military leave, sick leave, or other bona fide leave of absence if the period of the leave of absence does not exceed six (6) months, or if longer, so long as the Participant has the right to reemployment with the Employer under an applicable statute or by contract.  A leave of absence constitutes a bona fide leave only if there is a reasonable expectation that the Participant will return to work for the Employer.  If the period of leave exceeds six (6) months and the Participant does not retain the right to reemployment under an applicable statute or by contract, the employment is deemed to have terminated on the first date immediately following such six (6) month period.  However, where a leave of absence is due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six (6) months, where such impairment causes the Participant to be unable to perform the duties of his or her/her position or any substantially similar position of employment, a 29-month period of absence is substituted for such six-month period.  For purposes of determining whether a Participant has terminated employment with the Employer, Employer includes all Affiliates.  Whether a Separation from Service has occurred shall be determined by the Lead Employer in accordance with Code Section 409A.  The Lead Employer specifically reserves the right to determine whether a sale or other disposition of substantial assets to an unrelated party constitutes a Separation from Service with regard to a Participant providing services to the seller immediately prior to the transaction and providing services to the buyer after the transaction.  Such determination shall be made in accordance with the requirements of Code Section 409A.

2.26                        “Service Provider” means the Mercer Trust Company and Mercer HR Services

2.27                        “Specified Employee” means an Employee who, as of the date of his or her Separation from Service, is a “key employee” of the Employer or any Affiliate, any stock of which is actively traded on an established securities market or otherwise. An Employee is a key employee if he or she meets the requirements of Code Section 416(i)(1)(A)(i), (ii), or (iii) (applied in accordance with applicable regulations thereunder and without regard to Code Section 416(i)(5)) at any time during the 12-month period ending on the Specified Employee Identification Date. Such Employee shall be treated as a key employee for the entire 12-month period beginning on the Specified Employee Effective Date.  For purposes of determining whether an Employee is a Specified Employee, the compensation of the Employee shall be determined in accordance with the definition of compensation provided under Treas. Reg. Section 1.415(c)-2(d)(3) (wages within the meaning of Code section 3401(a) for purposes of income tax withholding at the source, plus amounts excludible from gross income under section 125(a), 132(f)(4), 402(e)(3), 402(h)(1)(B), 402(k) or 457(b), without regard to rules that limit the remuneration included in wages based on the nature or location of the employment or the services performed); provided, however, that, with respect to a nonresident alien who is not a Participant in this Plan, compensation shall not include compensation that is not includible in the gross income of the Employee under Code Sections 872, 893, 894, 911, 931 and 933, provided such compensation is not effectively connected with the conduct of a trade or business within the United States. Notwithstanding anything in this paragraph to the contrary, (a) if a different definition of compensation has been designated by the Lead Employer with respect to another nonqualified deferred compensation plan in which a key employee participates, the definition of compensation shall be the definition provided in Treas. Reg. Section 1.409A-1(i)(2), and (b) the Lead Employer may through action that is legally binding with respect to all nonqualified deferred compensation plans maintained by the Employer, elect to use a different definition of compensation.  In the event of corporate transactions described in Treas. Reg. Section 1.409A-1(i)(6), the identification of Specified Employees shall be determined in accordance with the default rules described therein, unless the Lead Employer elects to utilize the available alternative methodology through designations made within the timeframes specified therein.

2.28                        “Specified Employee Effective Date” means the first day of the fourth month following the Specified Employee Identification Date.

2.29                        “Specified Employee Identification Date” means December 31, unless the Lead Employer has elected a different date through action that is legally binding with respect to all nonqualified deferred compensation plans maintained by the Employer.

2.30                        “Valuation Date” means each day that the New York Stock Exchange is open for trading; or with respect to any investment that is not valued daily, such other date or dates as the Plan Administrator may specify.

2.31                        “Vesting” or “Vested” refers to the portion (or the whole) of the Participant’s Account attributable to Matching Credits, if any, to which the Participant has a nonforfeitable right, determined in accordance with the vesting provisions of Section 5.4.

2.32                        “Unforeseeable Emergency” means an “unforeseeable emergency” within the meaning of Code Section 409A which includes a severe financial hardship experienced by the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, Beneficiary, or dependent (as defined in Code Section 152, without regard to Code Section 152(b)(1), (b)(2), and (d)(1)(B)), loss of the Participant’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance, for example, as a result of a natural disaster), or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.  For example, the imminent foreclosure of or eviction from the Participant’s primary residence, the need to pay for medical expenses, including non-refundable deductibles, as well as for the costs of prescription drug medication, the need to pay for the funeral expenses of a spouse, a Beneficiary, or a dependent (as defined in Code Section 152, without regard to Code Section 152(b)(1), (b)(2), and (d)(1)(B)), may constitute an unforeseeable emergency.  Except as provided herein, the purchase of a home and the payment of college tuition are not Unforeseeable Emergencies.  Whether an Unforeseeable Emergency has occurred and a distribution may be made shall be determined by the Plan Administrator in accordance with Code Section 409A.

2.33                        “Years of Service” means the aggregate number of 12-month periods elapsed between the date of the Participant’s commencement of employment with the Employer or an Affiliate and the date as of which the computation is made.  Employment with any predecessor of the Employer may be treated as Years of Service, as determined by the Lead Employer from time to time in its sole discretion.

ARTICLE III

PARTICIPATION

3.1                               Commencement of Participation.  An Eligible Employee becomes a Participant upon receipt of notification of eligibility to participate.  The Lead Employer may declassify an Employee as being an Eligible Employee effective as of the first day of a Plan Year. An Eligible Employee who becomes a Participant shall be deemed to have consented to the provisions of this Plan, all amendments hereto and the procedures adopted by the Lead Employer and the Plan Administrator.

3.2                               Duration of Participant Status.  Except as provided herein, a Participant shall be eligible to defer Regular Compensation and/or Performance Based Compensation for as long as such Participant remains an Eligible Employee.  A Participant who is no longer an Eligible Employee but has not experienced a Separation from Service may not defer Regular Compensation and/or Performance Based Compensation under this Plan, but may otherwise exercise all of the rights of a Participant under this Plan with respect to his or her Account.

ARTICLE IV

DEFERRALS AND CREDITS

4.1                               Employee Deferrals.  A Participant may elect to defer a designated portion of his or her Regular Compensation for services to be performed during a Plan Year, by filing a Deferral Agreement with the Plan Administrator during the period and in the manner specified by the Plan Administrator.  Deferrals may be elected in whole percentages of Regular Compensation or in dollar amounts.  Each such Deferral Agreement shall be filed prior to the first day of the taxable year in which such Regular Compensation is to be earned and shall be irrevocable with regard to such Regular Compensation immediately prior to the first day of that taxable year, except that:

(a)                                  an individual who first becomes a Participant on or after the first day of any Plan Year may elect to defer a portion of his or her Regular Compensation to be paid for services during the remainder of the Plan Year and after the Deferral Agreement that is filed with the Plan Administrator becomes irrevocable, if such Deferral Agreement is filed within thirty (30) days after the date on which the individual becomes a Participant.  The Deferral Agreement shall be irrevocable upon the end of such thirty (30) day period.  The determination of whether a Participant may file a Deferral Agreement under this paragraph shall be determined in accordance with the rules of Code Section 409A, including the provisions of Treas. Reg. Section 1.409A-2(a)(7).  For Regular Compensation that is earned based upon a specified performance period (for example, an annual bonus), where a deferral election is made in the first year of eligibility but after the beginning of the performance period, the deferral election shall apply only to the Regular Compensation paid for services performed after the election.  For this purpose, the deferral election shall apply to no more than an amount equal to the total amount of the Regular Compensation for the performance period multiplied by the ratio of the number of days remaining in the performance period after the election becomes irrevocable over the total number of days in the performance period, and

(b)                                 a Deferral Agreement to defer any Performance-Based Compensation may be made by the date that is six (6) months before the end of the performance period with respect to which the Performance-Based Compensation is measured, provided that: (i) the Participant performs services continuously from the later of the beginning of the performance period or the date the criteria are established through the date the Deferral Agreement is made; and (ii) the Performance-Based Compensation is not readily ascertainable as of the date the Deferral Agreement is made.

A Deferral Agreement becomes irrevocable with respect to Performance Based Compensation as of the day immediately following the latest date for filing such Deferral Agreement.  Any Deferral Agreement to defer Performance Based Compensation that is made in accordance with this paragraph and that becomes payable as a result of the Participant’s death or disability (as defined in Treas. Reg. Section 1.409A-1(e) or upon a change in control (as defined in Treas. Reg. Section 1.409A- 3(i)(5)) prior to the satisfaction of the performance criteria, shall be void.

Each election to defer Regular Compensation under this Section 4.1 for a Plan Year (or for the balance of a Plan Year, if applicable) shall apply only to Regular Compensation earned after the date the Deferral Agreement is completed and filed with the Plan Administrator and has become irrevocable.  Each such Deferral Agreement may also include an election as to the form of distribution of the Regular Compensation and/or Performance Based Compensation so deferred, as described in Sections 6.2 hereof.  The Deferral Agreement shall be made on a form approved or prescribed by the Plan Administrator and shall clearly and completely indicate the amount(s) and type(s) of Regular Compensation to which the deferral election is to apply, the whole percentage or dollar amount of each such type of Regular Compensation that is to be deferred, and if applicable,  the form of distribution.

Any election to defer Regular Compensation made under this Section 4.1 shall continue to be effective until revoked or modified pursuant to this Section.  A Participant may revoke his or her deferral election as of the first day of any Plan Year that follows such revocation, by giving written notice to the Plan Administrator, in a form approved by the Plan Administrator, prior to such first day or prior to any earlier date the Plan Administrator may prescribe.  A Participant may modify his or her deferral election at any time, but any such modified election shall become effective no earlier than the first day of the Plan Year following the making of such election with the Plan Administrator.

The Plan Administrator shall have the authority to determine the payroll practices under which any component of Compensation subject to a Deferral Agreement will be deducted from a Participant’s Compensation.

Notwithstanding anything contained in Section 4.1 to the contrary, the Plan Administrator shall cancel a Participant’s Deferral Agreement for the balance of the Plan Year: (a) in which an Unforeseeable Emergency distribution is made or (b) if the Participant receives a hardship distribution described in Treas. Reg. Section 1.401(k)-1(d)(3) under a Code Section 401(k) plan sponsored by the Participating Employer.  Any later Deferral Agreement of such a Participant shall be subject to the provisions governing initial deferral elections under Treas. Reg. Section 1/409A-2(a).

4.2                               Matching Credits.  The Participating Employer shall credit the Account of each Participant employed by that Participating Employer who defers any Compensation under Section 4.1 from that Participating Employer, with a Matching Credit as determined annually for each Plan Year by the Participating Employer, in its sole and absolute discretion.

Any Matching Credit for a period shall be credited to the Account of the Participant entitled to receive such Matching Credit as of the end of the period for which such Matching Credit is made (i.e., after each payroll period, monthly, quarterly, or annually), as the Participating Employer determines in its sole discretion.

ARTICLE V
ACCOUNTS

5.1                               Accounts.  The Plan Administrator shall establish an Account for each Participant reflecting Employee Deferrals and Matching Credits, if any, made for the benefit of the Participant, together with any adjustments hereunder.  A Participant’s Employee Deferrals shall be credited to his or her Account on the date the underlying Compensation would have been paid to the Participant if such amounts were not deferred.

5.2                               Investments.  As of each Valuation Date, a Participant’s Account shall be credited with notional investment experience measured by reference to the earnings/losses on the investment options selected by the Lead Employer and agreed to by the Service Provider from time to time, provided that any such additions or removals of investment options shall not be effective with respect to any period prior to the effective date of the change.  Investment options under this Plan may include: (a) shares of open-end registered investment companies; (b) shares of common stock of the Lead Employer or of any Affiliate; and (c) any other investment products designated by the Lead Employer and agreed to by the Service Provider.

The Lead Employer may permit a Participant or Beneficiary to direct the manner in which his or her Account shall be deemed to be invested among the investment options made available for such purpose by the Lead Employer. The Employer (or in the event of the establishment of a trust hereunder, the trustee of such trust, as directed by the Employer) may follow such directions with respect to such investments, but it shall not be legally bound to do so.

A Participant’s investment allocation constitutes a notional, not actual, investment among the investment options made available for such purpose by the Lead Employer.  At no time shall a Participant have any real or beneficial ownership in any investment option, included in the investment menu, nor shall a Participating Employer or any trustee acting on its behalf have any obligation to purchase actual securities as a result of a Participant’s allocation.  A Participant’s investment allocation shall be used solely for purposes of adjusting the value of the balance of an Account.  A Participant shall specify an investment allocation for his or her Account in accordance with the procedures established by the Plan Administrator.  Allocation among the investment options must be designated in increments of 1%.  A Participant’s investment allocation will become effective on the first day of a calendar quarter (or such other more frequent effective date as may be designated by the Plan Administrator or if investment allocations are managed by an outsider provider, the such other more frequent effective date as provided by the outside provider) next following the specification of the investment option.  A Participant may change an investment allocation effective on the first day of a calendar quarter (or such other more frequent effective date as may be designated by the Plan Administrator or if investment allocations are managed by an outsider provider, the such other more frequent effective date as provided by the outside provider) next following the specification of the investment option, both with respect to future credits to this Plan and with respect to existing balances in an Account, in accordance with procedures adopted by the Plan Administrator.  Changes shall be applied prospectively.  If a Participant fails to make an investment allocation with respect to his or her Account, such Participant shall deemed to have directed that his or her Account be invested in an investment option, the primary objective of which is the preservation of capital, as determined in the sole discretion of the Plan Administrator.

Each Participant, by electing to participate in this Plan, agrees individually and on behalf of his or her designated Beneficiary(ies) to assume all risk in connection with any increase or decrease in the value of the investments which are deemed to be held in his or her Account and further agrees, individually and on behalf of his or her designated Beneficiary(ies) that the Plan Administrator and the Participating Employer shall not in any way be held liable for any investment decision or for the failure by the Plan Administrator or any investment adviser selected by the Plan Administrator to make any investment, or for the selection of or failure to select any investment adviser.

5.3                               Payments.  Each Participant’s Account shall be reduced by the amount of any payment made to or on behalf of the Participant under Article VI, as of the date such payment is made.

5.4                               Regular and Special Vesting.  A Participant shall at all times be one-hundred (100%) percent Vested in the portion of his or her Account attributable to Employee Deferrals.  A Participant shall be Vested in the portion of his or her Account attributable to Matching Credits to the degree calculated in accordance with the following vesting schedule:

YEARS OF SERVICE	PERCENTAGE VESTED

less than 3 Years of Service	0%

at least 3 Years of Service	100%

A Participant shall become 100% Vested in his or her Matching Credits upon the earlier of: (1) the death of the Participant while employed by an Employer; (b) upon attaining age 65 during employment by an Employer; (c) a Separation from Service by reason of Disability; or (d) the date of a Change in Control, using for this purpose, the definition of Change in Control without regard to the last sentence thereof.

5.5                               Forfeiture of Non-Vested Amounts.  To the extent that any amount credited to a Participant’s Account is not Vested at the time the Account becomes distributable under this Plan, such non-Vested amounts shall be forfeited by the Participant.

ARTICLE VI
PAYMENTS

6.1                               Payment Events and Forms of Payment.

(a)                                  Upon the earlier of a Participant’s Separation from Service (for reasons other than death), death or Change in Control, he or she (or his or her Beneficiary, if applicable) shall be entitled to Vested benefits from the Account established for the Participant.

(1)                                  If payment is to be made to the Participant, the Participating Employer with regard to the Participant shall pay or commence the payment of the Vested benefits (single sum or the first installment, as provided in Section 6.2(a)) to which a Participant becomes entitled, during the ninety (90) day period following the occurrence of that Separation from Service (for reasons other than death) or Change in Control, provided that the Participant may not designate the taxable year of payment.

(2)                                  If payment is to be made to a Beneficiary of a Participant because the death of the Participant caused his or her Separation from Service, the Participating Employer with regard to the deceased Participant shall pay the Vested benefits in accordance with the terms of payment that would have applied in the event of the Participant’s Separation from Service for a reason other than death to which a Beneficiary becomes entitled under this Plan during the ninety (90) day period following the Participant’s death, provided that the Beneficiary may not designate the taxable year of payment.

(3)                                  If a Participant dies after his or her Separation from Service (for reasons other than death) or a Change in Control, the Participating Employer with regard to the deceased Participant shall pay the Vested balance in the Participant’s Account (amounts not paid to the Participant) in accordance with the terms of payment in effect with regard to the Participant as of the date of his or her death.

Notwithstanding the foregoing or anything in this Plan to the contrary, with respect to a Participant who is a Specified Employee as of the date that the Participant experiences a Separation from Service (for reasons other than death), then with regard to any payment or the providing of any benefit subject to, or provided in, this Plan, to the extent required to be delayed in compliance with

Code Section 409A(a)(2)(B), and any other payment or the provision of any other benefit that is required to be delayed in compliance with Code Section 409A(a)(2)(B), such payment or benefit shall not be made or provided prior to the earlier of (a) the expiration of the six-month period measured from the date of the Participant’s Separation from Service (for reasons other than death) or (b) the date of the Participant’s death.  On the first day of the seventh month following the date of the Participant’s Separation from Service (for reasons other than death) or, if earlier, on the date of his or her death, all payments delayed pursuant to this paragraph (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid to the Participant in a single sum payment, and any remaining payments and benefits due under this Plan shall be paid or provided in accordance with the normal payment dates specified for them herein.

6.2                               Available Forms of Payment.  If permitted by the Plan Administrator as set forth in the Deferral Agreement for the Plan Year of reference, a Participant may elect that each Plan Year’s Subaccounts be distributed in either: (a) a single sum payment based on the value of the Vested Plan Year Subaccount as of the Valuation Date that is coincident with the date of the Separation from Service for reasons other than death (or Change in Control if that is the payment triggering event) or if no coincident Valuation Date, the last Valuation Date that precedes the date of the Separation from Service for reasons other than death (or Change in Control if that is the payment triggering event); (b) in installments over a fixed period (the amount of each such installment to equal the Vested balance of his or her Plan Year Subaccounts as of the business day immediately prior to the installment payment date, divided by the number of installments remaining to be paid.  Subsequent installments shall be paid on the same date in each month or year, as applicable to the timing of such payments until all installments have been paid); or (c) any combination of single sum payment and installments over a fixed period. Unpaid balances shall continue to be subject to investment experience in accordance with the investment options used to determine such experience.

6.3                               Method of Election.  As provided in Section 4.1, the form of payment may be elected by the Participant at the time the Participant makes a Deferral Agreement with regard to a Plan Year Subaccount, and in no event later than the date the election to defer Compensation is irrevocable.  If a Participant fails to make a form of benefit election, the Participant’s Plan Year Subaccount shall be paid in the form of a single sum payment.  The form of payment that applies to a Plan Year Subaccount shall be irrevocable when the Participant’s Deferral Agreement under this Plan with respect to that Plan Year becomes irrevocable.

6.4                               Cash-Out Distribution.  Notwithstanding any provision to the contrary, if the Participant’s Vested Account has a value that is not greater than the applicable dollar amount under Code Section 402(g)(1)(B) at the time that the distribution of the Vested Account is to commence, the Participant’s Vested Account may, at the discretion of the Plan Administrator, be paid in the form of a single sum at such time, provided that the payment results in the termination and liquidation of the entirety of the Participant’s Accounts under this Plan, including all agreements, methods, programs, or other arrangements with respect to which deferrals of compensation are treated as having been deferred under a single nonqualified deferred compensation plan under Treas. Reg. Section 1.409A-1(c)(2).

6.5                               Distribution in Case of Unforeseeable Emergency.  In the event of an Unforeseeable Emergency, the Administrator may, if it determines that there is an Unforeseeable Emergency with respect to a Participant who submits a written request to the Administrator for such a distribution, permit a withdrawal from the Participant’s Vested Account, but only to the extent of the amount reasonably necessary to satisfy the emergency need (which may include amounts necessary to pay any Federal, state, local, or foreign income taxes or penalties reasonably anticipated to be payable from such distribution).  A determination of an amount reasonably necessary to satisfy the emergency need must take into account any additional compensation that is available if this Plan cancels the Deferral Agreement of the Participant upon a payment due to an Unforeseeable Emergency.  However, the determination of an amount reasonably necessary to satisfy the emergency need is not required to take into account any additional compensation that is available from a qualified employer plan as defined in Treas. Reg. Section 1.409A-1(a)(2) (including any amount available by obtaining a loan under the plan), or that due to the Unforeseeable Emergency is available under another nonqualified deferred compensation plan.  The circumstances that will constitute an Unforeseeable Emergency will depend upon the facts of each case, but, in any case, a distribution on account of an Unforeseeable Emergency may not be made to the extent that such emergency is or may be relieved (a) through reimbursement or compensation by insurance or otherwise, (b) by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not itself cause severe financial hardship, or (c) by cessation of deferrals under this Plan. An Unforeseeable Emergency distribution shall be paid in a single sum within the ninety (90) day period following the date the distribution is approved by the Administrator.

6.6                               Medium of Payment.  Payments under this Article VI shall be made in cash.

6.7                               Beneficiary Designation.  A Participant may designate a Beneficiary or Beneficiaries who shall be entitled to receive any Vested amounts remaining in the Participant’s Account after his or her death.  Such designation shall be made in writing on a form prescribed by the Plan Administrator and shall only be effective when filed with the Plan Administrator during the Participant’s lifetime.  Such a designation shall remain in effect unless a later designation is made in accordance with this Section.  The filing of a later designation of beneficiary shall supersede any previous designation.  A designation under this Section may be changed by the Participant at any time, without the consent of any designated Beneficiary, by filing the prescribed form with the Plan Administrator.  If no effective beneficiary designation has been made, or if no designated Beneficiary survives the Participant, any payment under this Plan shall be made to the Participant’s estate.

6.8                               Discharge of Liability.  Any payment made in accordance with this Article shall fully discharge the obligation or liability of this Plan, the Plan Administrator and the Participating Employer with respect to such payment, and this Plan, the Plan Administrator and the Participating Employer shall have no further obligation or liability to any person with respect to such payment.  No Participating Employer shall have any liability with regard to the payment obligations of any other Participating Employer under this Plan.

ARTICLE VII
ADMINISTRATION

7.1                               Plan Administrator; Interpretation.  This Plan Administrator shall oversee the administration of this Plan.  The Plan Administrator shall have complete discretionary control and authority to administer all aspects of this Plan, including, without limitation, the power to appoint agents and counsel and, in a manner consistent with Section 7.3, to determine all rights, benefits, claims, demands and actions arising out of the provisions of this Plan, of any Participant, Beneficiary, deceased Participant, or other person having or claiming to have any interest under this Plan.

The Plan Administrator shall have the exclusive discretionary power to interpret this Plan and to decide all matters under this Plan.  Such interpretations and decisions shall be final, conclusive and binding on every Participant and on any person claiming under or through any Participant, in the absence of clear and convincing evidence that the Plan Administrator has acted arbitrarily and capriciously.  Any individual who is a Participant and who is also serving as Plan Administrator or on a committee acting as Plan Administrator shall not vote or act on any matter relating solely to herself or himself.  When making a determination or calculation, the Plan Administrator shall be entitled to rely on information furnished by a Participant, a Beneficiary, or any other person or entity.  The Plan Administrator shall be deemed to be the “administrator” within the meaning of section 3(16) of ERISA, with responsibility for complying with any reporting and disclosure requirements of ERISA that apply to this Plan.

7.2                               Committee as Plan Administrator.  If the Plan Administrator is a committee, the committee shall conduct its business and hold meetings as determined by it from time to time.  A majority of the committee shall have the power to act, and the concurrence of any member may be communicated by telephone or other electronic means or by letter.  The committee may delegate to any one of its members the authority to carry out specific duties and to sign appropriate forms and authorizations.  In carrying out its duties, the committee may, from time to time, employ an administrative organization and agents and may delegate to them administrative and limited discretionary duties as it sees fit, and may consult with counsel, who may be counsel to the Lead Employer.  The committee may elect from its members a chairman and a secretary and may appoint such subcommittees as it shall deem necessary and appropriate, and may authorize one or more of its members or any agent to execute or deliver any instrument on its behalf and to do any and all such other things as are necessary and proper to the administration of this Plan.

7.3                               Claims Procedure.  Pursuant to ERISA section 503 and regulations issued thereunder, if any person believes he or she is being denied any rights or benefits under this Plan, such person may file a claim in writing with the Plan Administrator.  If any such claim is wholly or partially denied, the Plan Administrator shall notify such person of its decision in writing.  Such notification shall contain: (a) specific reasons for the denial, (b) specific reference to pertinent plan provisions, (c) a description of any additional material or information necessary for such person to perfect such claim and an explanation of why such material or information is necessary, and (d) information as to the steps to be taken if the person wishes to submit a request for review, including a statement of the person’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit decision on review.  Such notification shall be given within ninety (90) days after the claim is received by the Plan Administrator (or within 180 days, if special circumstances require an extension of time for processing the claim and if written notice of such extension and explanation of such special circumstances are given to such person within the initial ninety (90) day period).  If such notification is not given within such period, the claim shall be deemed denied as of the last day of such period, and such person may request a review of the claim denial.

Within sixty (60) days after the date on which a person receives a written notice of a denied claim (or, if applicable, within sixty (60) days after the date on which such denial is deemed to have occurred) such person or his or her duly authorized representative may (a) file a written request with the Plan Administrator for a review of the denied claim and of pertinent documents and (b) submit written issues and comments to the Plan Administrator. The Plan Administrator shall inform the person that he or she is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the person’s claim for benefit.  The Plan Administrator shall notify such person of its decision in writing.  Such notification shall be written in a manner calculated to be understood by such person and shall contain specific reasons for the decision as well as specific references to pertinent plan provisions and a statement that the person is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the person’s claim for benefit.  The decision on review shall be made within sixty (60) days after the request for review is received by the Plan Administrator (or within one-hundred (120) days, if special circumstances, such as a decision by the Plan Administrator to hold a hearing,, require an extension of time for processing the request, and if written notice of such extension and explanation of such special circumstances are given to such person within the initial 60 day period).  If the decision on review is not made within such period, the claim shall be considered denied.

7.4                               Expenses of the Plan and the Plan Administrator.  The expenses of administering this Plan, including the printing of literature and forms related thereto, the disbursement of benefits thereunder, and the compensation of administrative firms, agents, consultants, actuaries or counsel, shall be paid by the Participating Employer as directed by the Lead Employer.

7.5                               Records of the Plan Administrator.  The Plan Administrator shall keep a record of all its administrative proceedings, which shall be open to inspection by the Lead Employer.

ARTICLE VIII
AMENDMENT AND TERMINATION

8.1                               Amendments.  The Lead Employer retains the right to amend this Plan on behalf of all Participating Employers from time to time by an instrument in writing which has been executed on behalf of the Lead Employer by an officer thereof, and/or by vote of its board of directors.  No such amendment shall reduce the amount then credited to a Participant’s Account, and no such amendment that has the effect of increasing the duties or liabilities of the recordkeeper of this Plan or of the trustee of any trust created under this Plan shall be valid unless such amendment has been consented to in writing by the recordkeeper or trustee, respectively.

8.2                               Termination of Plan.  This Plan is a voluntary undertaking on the part of the Participating Employer and shall not be deemed to constitute a contract between the Participating Employer and any Eligible Employee or any other employee, or to be a consideration, inducement or condition of employment for the performance of services by any Eligible Employee or other employee.  The Lead Employer reserves the right to terminate this Plan at any time on behalf of all Participating Employers by an instrument in writing that has been executed on behalf of the Lead Employer by a duly authorized officer thereof and/or by a vote of its Board of Directors.  Upon a termination of this Plan under this Section, the Lead Employer may direct the distribution of all amounts credited to the Accounts of Participants in a single sum regardless of the extent otherwise Vested as of the date of this Plan termination.  Any such action to terminate this Plan and distribute Accounts is subject to the Code Section 409A plan termination rules (Treas. Reg. Section 1.409A-3(j)(4)(ix)).

8.3                               Assignment.  The rights and obligations of the Participating Employer shall inure to the benefit of and shall be binding upon its successors and assigns.

ARTICLE IX
MISCELLANEOUS

9.1                               Code Section 409A Compliance.  This Plan is intended to meet the requirements of Code Section 409A, and shall be operated, administered and interpreted consistent with that intent.  Any provision required for compliance with Code Section 409A that is omitted from this Plan shall be incorporated herein by reference and shall apply retroactively, if necessary, and be deemed a part of this Plan to the same extent as though expressly set forth.  The Plan Administrator, pursuant to its authority to interpret this Plan, may sever from this Plan or any Deferral Agreement any provision or exercise of a right that otherwise would result in a violation of Code Section 409A. Neither a Participating Employer nor a Participant, individually or in combination, may accelerate any payment or benefit that is subject to Section 409A, except in compliance with Section 409A and the provisions of this Agreement.

9.2                               No Funding.  Notwithstanding any contrary provision of this Plan, this Plan does not constitute more than a promise by a Participating Employer to make benefit payments to such Participants and Beneficiaries with regard to that Participating Employer in the future, and Participants and Beneficiaries shall have the status of general, unsecured creditors of the Participating Employer.  Any Account established pursuant to this Plan shall constitute only hypothetical accounts for the purpose of measuring the amount of such promised future payments and shall remain the property of the Participating Employer until distributed.  Each Participating Employer shall be solely obligated for the payment of the benefits attributable to its Employees.  Nothing in this Plan shall otherwise be construed (a) to create a trust or to obligate the Participating Employer or any other person to segregate a fund, purchase an insurance contract, or in any other way to fund currently the future payment of any benefits hereunder; (b) to give any employee or any other person rights to any specific assets of the Participating Employer or of any other person; and (c) to create a trust of any kind, or a fiduciary relationship between any Participating Employer or the Plan Administrator and a Participant or Beneficiary.  The Participating Employer may create a grantor trust to pay its obligations hereunder.  Payment from any source shall reduce the obligation owed to a Participant or Beneficiary, as applicable, under this Plan.  In all events, it is the intent of the Participating Employer that this Plan be treated as “unfunded” for tax purposes and for purposes of Title I of ERISA.

9.3                               Nonassignability.  None of the benefits, payments, proceeds or claims of any Participant or Beneficiary shall be subject to any claim of any creditor of any Participant or Beneficiary, and, in particular, the same shall not be subject to attachment, garnishment, or any other legal process whatsoever by any creditor of such Participant or Beneficiary; nor shall any Participant or Beneficiary have any right to alienate, anticipate, commute, pledge, encumber, sell, transfer or assign any of the benefits or payments or proceeds which he or she may expect to receive, contingently or otherwise, under this Plan.  Notwithstanding anything to the contrary herein, the Plan Administrator has the discretion to make payments to an alternate payee in accordance with the terms of a domestic relations order (as defined in Code Section 414(p)(1)(B).

9.4                               Limitation of Participants’ Rights.  Participation in this Plan shall not give any Eligible Employee the right to be retained in the employ of the Participating Employer or any right or interest in this Plan other than those explicitly herein provided, and the Participating Employer reserves the right to dismiss any Eligible Employee without any liability for any claim against the Participating Employer, except to the extent provided herein.

9.5                               Receipt and Release; Facility of Payment.  Any payment to any Participant or Beneficiary in accordance with the provisions of this Plan shall, to the extent thereof, be in full satisfaction of all claims against the Participating Employer and the Plan Administrator under this Plan, and the Plan Administrator may require of such Participant or Beneficiary, as a condition precedent to such payment, the execution of a receipt and release to such effect.  If any Participant or Beneficiary is determined by the Plan Administrator to be incompetent by reason of any physical or mental disability (including minority) to give a valid receipt and release, the Plan Administrator may cause the payment or payments becoming due to such person to be made to another person for his or her benefit, without responsibility on the part of the Plan Administrator or the Participating Employer to follow the application of such funds.

9.6                               Government Regulations.  It is intended that this Plan shall comply with all applicable laws and government regulations, and the Participating Employer shall not be obligated to perform any obligation hereunder in any case where, in the opinion of the Participating Employer’s counsel, such performance would result in the violation of any law or regulation.

9.7                               Governing Law.  Except to the extent preempted by ERISA or other federal law, this Plan shall be construed, administered, and governed in all respects under and by the laws of the Commonwealth of Pennsylvania.  If any provision of this Plan shall be held by a court of competent jurisdiction to be invalid or unenforceable, all of the remaining provisions hereof shall continue to be fully effective.

9.8                               Masculine, Feminine, Singular and Plural; Headings and Subheadings.  Headings and subheadings in this Plan are inserted for convenience only and are not to be considered in the construction of the provisions hereof.  The masculine shall include the feminine and vice versa, and the singular shall include the plural and the plural the singular, except where the context plainly requires otherwise.

9.9                               Withholding Taxes; Offsets.  A Participating Employer shall be entitled to withhold from amounts payable to a Participant or other person such amounts as may be required by applicable tax law with regard to a payment under this Plan.  No payment shall be made under this Plan to any Participant or other person until such Participant or other person has made arrangements acceptable to the Plan Administrator for the satisfaction of all applicable foreign, federal, state, or local income and employment tax withholding obligations. No Employer shall have any liability for any tax imposed on a Participant as a result of amounts paid or payable to such Participant or his or her Beneficiary under this Plan.  If a Participant or Beneficiary becomes entitled to a distribution of benefits under this Plan, and if at such time the Participant has outstanding any debt, obligation, or other liability representing an amount owing to a Participating Employer, then such Participating Employer may offset such amount owed to it against the amount of benefits then payable provided that such offset does not cause a violation of Code Section 409A.  Such determination shall be made by the Administrator.

9.10                        Counterparts.  This Plan may be executed in any number of counterparts, each of which when duly executed by the Lead Employer shall be deemed to be an original, but all of which shall together constitute only one instrument, which may be evidenced by any such counterpart.

IN WITNESS WHEREOF, and as evidence of its adoption of this amendment and restatement, the Lead Employer has caused the same to be executed this 29th day of December, 2008.

NCO FINANCIAL SYSTEMS, INC.

By:	/s/John Schwab
E. V. President, Treasurer, Chief Financial Officer

NCO GROUP DEFERRED COMPENSATION PLAN
(Amended and Restated as of January 1, 2009)

AMENDMENT NO. 1

NCO Financial Systems, Inc., (“Lead Employer”), hereby adopts this amendment to the NCO Group Deferred Compensation Plan (“Plan”).  This amendment is adopted pursuant to Section 8.1 of the Plan.

9.1                               The paragraph in Section 4.1 of the Plan which begins: “Any election to defer Regular Compensation . . . ” is amended and restated in its entirety to provide as follows:

“Any election to defer Regular Compensation or Performance-Based Compensation made under this Section 4.1 shall only be effective with regard to the Plan Year that begins immediately following the date of such Deferral Agreement and shall not be deemed to apply to defer Regular Compensation and/or Performance-Based Compensation, as applicable, with respect to any other Plan Year.  A Participant must enter into a Deferral Agreement with regard to each Plan Year.”

9.2                               This Amendment shall be effective as of January 1, 2011, and shall serve to revoke any Deferral Agreement that is dated prior to January 1, 2010 with respect to Plan Years beginning on or after January 1, 2011.

IN WITNESS WHEREOF, and as evidence of the adoption of this Amendment, the Lead Employer has caused the same to be executed by its duly authorized officer this 22 day of December, 2010.

NCO GROUP DEFERRED COMPENSATION PLAN

By:	/s/John Schwab
Title:	EVP, CFO